Exhibit 99.2

FIBERTOWER CORPORATION ANNOUNCES PRICING OF $350 MILLION SIX-YEAR
CONVERTIBLE SENIOR SECURED NOTES

SAN FRANCISCO, California – October 26, 2006 – FiberTower Corporation (NASDAQ: FTWR) (“FiberTower”) today announced the pricing of a private placement of $350 million in aggregate principal amount of its 9.00% Convertible Senior Secured Notes due 2012 (“Convertible Notes”) to be resold to qualified institutional buyers pursuant to Rule 144A and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act of 1933.  Additionally, FiberTower has granted the initial purchasers of the Convertible Notes a 30-day option to purchase up to an additional $52.5 million of its Convertible Notes.

The Convertible Notes will be convertible into FiberTower’s common stock at a fixed conversion rate of 120.627 shares per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $8.29 per share, which represents a 15% premium based on a closing price of $7.21 on October 25, 2006), subject to adjustment in certain circumstances.  Additionally, the Convertible Notes will accrue interest at a rate of 9.00% per annum payable semi-annually in cash.  FiberTower will escrow an amount sufficient to pay the first two years of interest payments in cash.  Additionally, FiberTower may elect to pay interest-in-kind (PIK) in the third and fourth years at a rate of 11.00% in lieu of cash interest payments.

The closing of the private placement of the Convertible Notes is expected to occur on November 9, 2006.  FiberTower intends to use the net proceeds from the sale of the Convertible Notes to fund the escrow account, fund its capital expenditures to expand its existing network and open additional markets, and for general corporate purposes.  The Convertible Notes will be secured, to the extent permitted by law, by a first priority pledge of substantially all of the assets of FiberTower and its domestic restricted subsidiaries subject to certain exceptions.  The Convertible Notes will be guaranteed on a senior secured basis by all of FiberTower’s domestic restricted subsidiaries.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.  The notes, the guarantees and the shares of common stock issuable upon conversion of the notes being offered have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About FiberTower Corporation

FiberTower (NASDAQ: FTWR) is a backhaul and access services provider focusing on carrier, enterprise and government markets.  With its nationwide spectrum footprint in 24 GHz and 39 GHz bands, carrier-class networks in 14 major markets, and customer commitments from five of the leading wireless carriers in the US, FiberTower is the leading alternative carrier in the burgeoning backhaul space. FiberTower also delivers high capacity transport and access solutions that are highly reliable, scalable and cost-effective, satisfying the ever increasing demand for mission and business critical connectivity.

Forward Looking Statements

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include, without limitation, statements regarding the expected private placement of notes and the expected terms thereof.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, interest rates, market prices for our securities, investors’ assessment of our prospects, and those risk factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact:

Company & Investor Contact
Ornella Napolitano
(202) 251-5210

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